Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-142873, 333-129724, 333-123242, 333-117029, 333-88190, 333-88160, 333-88154, 333-88158, 333-87764, 333-73682, 333-70854, 333-67432, 333-61928, 333-57974, 333-40848, 333-40842, 333-66457, 333-66455, 333-66429, 333-07313) and Form S-3 (Nos. 333-167657, 333-109535, 333-105176, 333-102716, 333-102714, 333-98849, 333-88320, 333-87194, 333-82562, 333-70122, 333-68060, 333-68062, 333-56642, 333-42620) of our report dated July 22, 2011, relating to the consolidated balance sheet as of December 31, 2010, and the related consolidated statement of income, changes in stockholders’ equity, and cash flows for the year ended December 31, 2010 of NEXUS Biosystems, Inc. which report expresses an unqualified opinion, appearing in this Current Report (Form 8-K/A).
/s/ Moss Adams LLP
San Diego, California
October 6, 2011